As filed with the Securities and Exchange Commission on March 22 , 2010
Registration No. 333-164000

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NUMBER  2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enter Corp.

(Exact name of Registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

(Primary Standard Industrial Classification Code) 0721

30-0457914
(I.R.S. Employer Identification Number)

Enter Corp.
9 Hayarden Street
Moshav Yashresh
D.N. Emek Sorek
Israel. 76838
 Phone: 011-972-54-996-2967
Facsimile: 011-972-57-955-7292
(Address and telephone number of Registrant's principal executive offices)

National Corporate Research Ltd.
615 South DuPont Highway
Dover, Delaware 19901
Tel: 1-800-483-1140
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:
Carl M. Sherer, Esq.
P.O. Box 23955
Jerusalem, Israel 91239
Tel No.: 1-617-997-0097
Facsimile No.: 1-617-997-0098

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee
Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 per share(1)	1,640,000	$0.025	(2)		$41,000		$2.92
Total				$		$

(1)	Represents common shares currently outstanding to be sold by the selling stockholders.

(2)
There is no current market for the securities. Although the registrant's common stock has a par value of $0.0001, the registrant has valued the common stock, in good faith and for purposes of the registration fee, based on $0.025 per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 22 , 2010

Enter Corp.

1,640,000 Shares of Common Stock

This Prospectus relates to the resale of 1,640,000 shares of our common stock, par value $0.0001 per share, which are issued and outstanding and held by persons who are currently our stockholders. The Company will not receive any of the proceeds of shares sold by persons who are currently our stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Sales must be made at the fixed price of $0.025 until a market develops for the stock.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the Registration Statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is March  22 , 2010.

i

You should rely only on the information contained in this Prospectus and in any Prospectus Supplement we may file after the date of this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

As used in this prospectus, references to “Enter Corp.”, the “Company,” ”we” “our” or “us” refer to Enter Corp., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Enter Corp. was incorporated under the laws of the State of Delaware on November 21, 2007. We hope to use Western know-how and precision farming techniques to grow vegetables and other crops, in the former Soviet Republic of Georgia.

We have not generated any revenue to date and are a development stage company. We currently have no employees.

Our offices are currently located at 9 Hayarden Steet, Moshav Yashresh, D.N. Emek Sorek, Israel, 76838. Our telephone number is 011-972-54-996-2967. We do not currently have a website.

The Offering

Securities offered:	1,640,000 shares of common stock
Offering price:	$0.025 per share until a market develops and thereafter at market prices or prices negotiated in private transactions
Shares outstanding prior to offering:	7,040,000 shares of common stock
Shares outstanding after offering:	7,040,000 shares of common stock
Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.  We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on November 21, 2007 and have a limited operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no revenue or customers to date. Our operations to date have been focused on organizational, start-up, and fund raising activities. As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We expect losses in the future because we have no revenue.

We are expecting losses over the next twelve months because we do not yet have any revenues. We will not have any revenues in 2010, because we do not plan to commence operations until 2011. However, we will have expenses in 2010, which we will incur as part of our preparations for launching operations in 2011. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or commence or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3.  If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this registration statement, as of December 31, 2009 we had no revenue and incurred a net loss of approximately $150,024 for the period from November 21, 2007 (inception) to December 31, 2009. We also anticipate having no revenue in 2010. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from November 21, 2007 (inception) to December 31, 2009. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. Since our officers can work or consult for other companies, their activities could slow down our operations.

Our officers are also members of our board of directors, and they are not required to work exclusively for us. They do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. Each of Mr. Ayalon and Mr. Morgenstern currently devotes five to ten hours per week to our operations (about 15-25% of his time). Once our operations commence, we anticipate that Mr. Ayalon will devote whole days and even multiple days at a stretch when required. Once our operations commence, we expect that Mr. Ayalon will devote approximately 30 hours per week (approximately 75% of his time) to our operations on a regular basis.

5.  We are heavily dependent upon our President, Mr. Itzhak Ayalon. The loss of Itzhak Ayalon, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Itzhak Ayalon, our President, Chief Executive Officer, Treasurer and Director, whose knowledge and leadership would be difficult to replace. If we were to lose his services, or if he is not available to us when we need him, our ability to execute our business plan would be harmed and we may be forced to delay or cease operations until such time as we could hire a suitable replacement.

6.  We operate in a competitive market with limited personnel resources and a failure to attract and retain qualified employees could harm our ability to execute our business plan.

Our future success depends in part on our ability to identify, attract and retain qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting and retaining such personnel. We will be competing with other agricultural/farming companies that have many more resources than we have. Other agriculture/farming companies may choose to enter our market and may have greater resources and experience than we have in facilitating the necessary sales channels. We will also be competing directly with smaller scale farmers, who produce similar products to those we intend to grow at a lower cost.

Among the personnel that we must hire, the key employees are an experienced agronomist and an experienced farm manager.

The agronomist should be university-educated with a degree in agronomy, and have work experience in vegetable production.  He will be responible for all scientific aspects of the farming operation. The agronomist will be on site,  touring the fields on a daily basis; among his repsponsibilities are pest sightings and action implementation after sightings.   The agronomist is also responsible for the overall growing condition of our produce. The agronomist will be reponsible for increasing or decreasing fertilizer amounts and the timing of any changes to them, and for reporting to both the farm manager and to our President.

The farm manager will be the manager of the farming operation.  He will be responsible for running the day to day operations from a business perspective.  He will oversee employee hiring and equipment acquisitions.  He will organize the operation under the management of our President.  The farm manager should have prior experience operating a farm, preferrably with a focus on vegetable production.

In the event that we locate and enter into an agreement with a joint venture partner, we anticipate that the joint venture partner will help us to find or will find an agronomist and a farm manager. In the event that we do not enter into an agreement with a joint venture partner, we will have to locate an agronomist and a farm manager on our own.

7.  We intend to locate a joint venture partner in Georgia.

Mr. Ayalon’s expertise is in setting up, operating and managing farming operations. He is not an expert in the Georgian market, and therefore the Company is looking for a joint venturer or local partner who will co-invest with us in the farming business in Georgia. We do not yet have a joint venturer and there is no assurance that we will be able to find one. If we do not find a joint venture partner, we intend to try to execute the Pilot Project on our own. There can be no assurance that we will be able to do so.

In early 2008, we were on the verge of entering into a contract with a joint venturer who would have also arranged a distributor for us. Negotiations over that agreement broke down, and as a result we missed the 2008 growing season. We did not attempt to commence operations in 2009 due to the global economic crisis, and due to the fallout from the military hostilities that took place in Georgia in the summer of 2008. Because we were unable to obtain funding for the 2010 growing season, we have postponed the commencement of our operations to 2011.

8.  We must find one or more distributors and wholesale buyers for our produce.

We intend to sell our produce through a series of distributors and wholesale buyers. Our future revenue growth will depend in large part on sales of our products through these relationships. We must find a person or entity that will be responsible for marketing and distribution of our produce in Georgia. We do not yet have distributors or buyers for the local market, and we have no distribution capability of our own. We need to find and contract with distributors and buyers that are capable of distributing or buying our products. Even if we do find a distributor for our produce, there can be no assurance that distributor will have the capacity to distribute our produce at a cost effective price or will dedicate sufficient resources or give sufficient priority to selling our products. Our failure to develop distribution channels, the loss of a distribution relationship, a decline in the efforts of a material reseller or distributor, or the failure of any distributor to arrange the distribution of our products at a cost effective price will adversely affect our ability to sell and market our products, and could prevent us from generating sufficient revenues to become profitable.

Additionally, there can be no assurance that any buyer that we find will purchase our produce at a cost-effective price for us and that could materially and adversely affect our results of operations. Finally, finding a distributor and buyers for our products may be a lengthy and costly process, and at present we do not have sufficient means of financing that search.

9.  If we are unable to obtain funding, our business operations may not commence, and if commenced they will be harmed.

In order to commence our production and distribution in Georgia and to obtain a tract of land to farm, we will need to obtain additional funding. Additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to expand and may impair our ability to commence and continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to suspend our development plans, which could cause the company to become dormant. Currently, we do not have any arrangements or agreements to raise additional capital.

To date, we have raised $100,000 from our President and $41,000 from a group of investors, but as of March 21 , 2010, our cash position was only approximately $4,358 . We expect to incur a minimum of $67,200 in expenses during the next 12 months of operations, after which we expect to incur an additional $236,860 in 2011 for our Pilot Project production costs as well as an additional $88,200 Operational Costs in 2011 for our Pilot Project. See “Management’s Discussion and Analysis, Production Costs 2011,” and “Management's Discussion and Analysis, Operational Costs 2011-2012 .” In the event that we are not able to raise private funding, we hope to obtain funding from international organizations and government sources, but we do not know whether we will be able to obtain that funding. See, “Industry Background; The Product .”

Additionally, even if we do raise sufficient capital and generate revenues to commence operations and support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations sufficient to sustain us.

These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors have included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

Our directors may loan the company money from time to time on terms that are customary for directors and officers lending money to their companies.

10.  Our revenues may fluctuate due to changes in the exchange rates between the US dollar and the currencies in the countries in which we operate. There may be customs duties, tariffs and health-related controls on the export of vegetables from one country to another country.

Virtually all of our produce will be grown and sold outside of the United States. Accordingly, we will be subject to the risks generally associated with global trade and doing business abroad, which include foreign laws and regulations, varying consumer preferences across geographic regions, political unrest, disruptions or delays in cross-border shipments and changes in economic conditions in countries in which our products are grown and sold. In addition, disease outbreaks, terrorist acts, military conflict and extreme weather conditions have increased the risks of farming abroad. These factors, among others, could affect our ability to manufacture products or procure materials, our ability to import products, our ability to sell products in international markets, and our cost of doing business. If any of these or other factors make the conduct of business in a particular country undesirable or impractical, our business could be adversely affected. In addition, to the extent that we succeed in exporting our produce to countries other than the country in which they are grown, many of our imported products will be subject to duties, tariffs or quotas that affect the cost and quantity of various types of goods imported into the United States and other countries. Any country in which our products are produced or sold may eliminate, adjust or impose new quotas, duties, tariffs, safeguard measures, anti-dumping duties, cargo restrictions to prevent terrorism, restrictions on the transfer of currency, or other charges or restrictions, any of which could have an adverse effect on our results of operations and financial condition.

11.  Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our two directors, who are also our sole officers. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

12.  Currency exchange rate fluctuations could result in higher costs and decreased margins.

We anticipate that a majority of our products will be sold outside of the United States principally in the Republic of Georgia. As a result, we will conduct transactions in various currencies, principally the Georgian lari, which will increase our exposure to fluctuations in foreign currency exchange rates relative to the U.S. dollar. We anticipate that our international revenues and expenses generally will be derived from sales and operations in Georgian lari, and these revenues and expenses could be affected by currency fluctuations, including amounts recorded in foreign currencies and translated into U.S. dollars for financial reporting. Foreign currency fluctuations could have an adverse effect on our results of operations and financial condition.

We do not plan to engage in any hedging activities.

13.   We are subject to price fluctuations, unpredictable weather conditions and other risks that are inherent to farming that may adversely affect our operating results.

Produce prices are subject to market conditions, including the law of supply and demand. Additionally, unlike warmer climates, the growing season in the part of the Republic of Georgia where we plan to locate our pilot project is a short season, so that only one crop may be planted annually. If that crop fails due to adverse weather conditions, our results could be materially adversely affected. While we have chosen crops that are generally suited to the weather conditions in Georgia, in the event that, for example, the weather is significantly colder than expected, or rains are inadequate, our crops may not be able to thrive, in which case our profits from the sale of our products are likely to decline.

We are also subject to other risks that are inherent in farming, over which we have no control, such as pest and disease problems, and new government regulations regarding farming and the marketing of agricultural products.

14.  We cannot be assured that we chose the right crops for the Pilot Project.

In order to mitigate risk and achieve the highest returns on our investments we have chosen to start our pilot project with onions, potatoes and garlic. We have chosen these crops because they are the least perishable vegetables, and therefore we hope to be able to store them in order to bring them to market when the prices are at their highest. Onions and garlic require a dry storage facility, while potatoes require a slightly cooled environment. We hope that choosing these crops will enable us to release the produce to market when there is limited “local” produce available so that we will be competing with higher-priced imported produce and we will be able to charge a higher price for our products.

We may also grow wheat, which is a rain-fed crop, as part of the Pilot Project if we do not have sufficient funding to effectuate our initial plan of growing onion, garlic, and potatoes.

15.  We need to attain a high yield from our crops

Because of our cost structure in operating our farming operations, in order to compete effectively we need to attain a high yield from our crops on a per hectare basis.

Subject to obtaining additional funding, we intend to use Western know-how and precision farming techniques, such as drip irrigation technology, which will allow us to achieve a higher yield per hectare for certain crops than we would otherwise achieve, by allowing us to correctly and evenly water and fertilize our tracts of land. We also intend to use our President and Chief Executive Officer's know-how to choose the best breeds of seeds for the Georgia growing environment.

No assurance may be given that the Pilot Project or any further endeavors will be successful.

16.  Our intellectual property consists entirely of know-how and is unprotected.

Our intellectual property consists entirely of know-how that Itzhak Ayalon has developed during the course of his career in agriculture. There is nothing to prevent others from developing similar or better techniques than those used by Mr. Ayalon.

17.   Our success depends upon market prices staying above our production costs ..

While vegetables are a staple of the Georgian diet, their price is sensitive due to the Georgians' limited household income.  The average monthly wage in Georgia in 2009 was $359 (Source : http://www.civilitasfoundations.org/cf/spotlight/facts-for-thought/340-average-wages.html). On the other hand, average monthly income in Georgia, while still low, has been rising for the last several years. According to the World Bank's Economic Development and Poverty Reduction Program Progress Report, in 2005, the average household income was $200 per month. Growing high value crops is labor intense. If wages in Georgia remain low or even decrease, Georgian consumers may be unable or unwilling to purchase our vegetables because our produce will be sold during the period when imports are prevalent in the market, and will command a higher price. On the other hand, if wages increase too rapidly, our costs may make it impossible for us to sell our products at a profit.

Additionally, we are attempting to introduce Western know-how and precision farming techniques into the Georgian market. If we are unable to achieve a higher yield per hectare farmed than local farmers, who do not use any of the irrigation techniques that we intend to use, do not purchase high quality seeds and have lower costs than we will have, our costs per ton will be too high for us to competitively price our product.

RISKS RELATING TO OUR COMMON SHARES

18.  We may issue additional common shares in the future, which would reduce our current investors’ percentage of ownership and which may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, of which 7,040,000 shares are issued and outstanding. The future issuance of additional shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

19.  NASD sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

20.  Our common shares will be subject to the “Penny Stock” Rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome, which may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares thus causing a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

21.  There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the NASD Over the Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such an application. If for any reason our common stock is not quoted on the Over the Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

22.  The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

23.  The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

24.  Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

25.  Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

26.  If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our Common Stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our Common Stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our Common Stock may find it difficult to sell their shares.

27.  Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock. We currently do not intend and may not be able to qualify securities for resale in approximately 10 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “PLAN OF DISTRIBUTION -State Securities-Blue Sky Laws.”

28.  Delaware law and our charter may inhibit a takeover

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

29.  Voting control of our common stock is possessed by Itzhak Ayalon. This concentration of ownership could discourage or prevent a potential takeover of Enter Corp. that might otherwise result in your receiving a premium over the market price for your common stock.

The voting control of our common stock is possessed by Itzhak Ayalon , our President, Chief Executive Officer, Treasurer and Director, who was issued 5,000,000 shares of our common stock for $100,000. Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this concentration of ownership and voting control is that Itzhak Ayalon has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the Company that might otherwise result in your receiving a premium over the market price for your common stock.

30.  Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

31.  If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding Common Stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year. All of our currently outstanding shares of Common Stock have been held for one year or more. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

RISKS RELATED TO OUR OPERATIONS IN THE REPUBLIC OF GEORGIA

32.  Risk of political instability with respect to foreign operations.

Our activities are in the Republic of Georgia, which is located in Eastern Europe. Our operations are subject to a number of conditions endemic to Eastern European countries, including political instability. The present governmental arrangements in Eastern Europe and countries of the former Soviet Union were established relatively recently, when they replaced Communist regimes. If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions, including a possible reversion to totalitarian forms of government.

33.  Continuing Tensions Between Georgia and the Russian Federation may Adversely Affect the Company

In the summer of 2008, there were hostilities between Georgia and the Russian Federation over the separatist regions of South Ossetia and Abhazia. Should military operations resume and extend to the areas in which we operate this could have an adverse effect on our operations or interfere with the methods by which we market our production. In addition, continuing political tensions may adversely affect our ability to raise additional capital to the extent that the situation dissuades potential investors from investing in the Company or makes the terms of any such investments prohibitively expensive. We are closely monitoring the situation and the efforts of the United States, NATO, the European Union and the United Nations to reduce tensions and to restore a degree of normality to the area. We do not currently plan to operate in South Ossetia or Abhazia.

THE OFFERING

This Prospectus relates to the resale by certain selling stockholders of the Company of up to 1,640,000 shares of our common stock, which were offered and sold by us to the selling stockholders in private placements conducted in March - August 2008 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act.

The selling stockholders will be offering their shares of common stock being covered by this Prospectus at a price of $0.025 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will be offering the shares of common stock being covered by this prospectus at a price of $0.025 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Since none of our securities are listed or quoted on any exchange or quotation system, the offering price of our Units was unilaterally determined solely by our Board of Directors.

The facts we considered in determining that offering price were our financial condition and prospects;

                       our limited operating history;

                       the general condition of the securities market; and

                       management’s informal prediction of demand for securities such as the Units.

The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 17, the Management’s Discussion and Analysis or Plan of Operation section beginning on page 22, and those discussed elsewhere in this prospectus.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

There is currently no public or other market for our Common Stock, and we can not guarantee that any such market will develop in the foreseeable future. We intend to engage one or more registered broker-dealers to file an application with the NASD on our behalf so as to be able to quote the shares of our Common Stock on the over-the-counter bulletin board (the “OTCBB”) maintained by the NASD. As of the date of this prospectus, we have not identified any such broker-dealers and are not in negotiations with any. There can be no assurance that any such broker-dealer will ever file such an application.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share. As of February 4, 2010, there were 7,040,000 shares of our Common Stock issued and outstanding. Our shares are held by forty-three (43) stockholders of record.

Share Purchase Warrants

Prior to this offering, we have not issued and do not have outstanding any warrants to purchase shares of our Common Stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Delaware on November 21, 2007. We are a development stage company and from our inception to date, we have not generated any revenue. We have never declared bankruptcy, have never been in receivership, and we have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has our Company been involved in any mergers, acquisitions or consolidations. Neither we, nor our officers, Directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We are focused on using Western know-how and precision farming techniques to grow vegetables and other crops in the former Soviet Republic of Georgia. On January 31, 2008, Mr. Itzhak Ayalon joined our company as President and Director. Mr. Ayalon is an agriculture expert with many years of experience managing agriculture projects around the world.

In this Prospectus, land measurements are given in hectares, which is the measurement used in Georgia. There are approximately 2.471 acres in each hectare.

In March 2008, Mr. Ayalon designed a plan for us to conduct our Pilot Project on a 75 hectare plot of land in the former Soviet Republic of Georgia as well as a comprehensive business plan for a second, 400-hectare plot in a different, warmer region in Georgia. Neither project materialized.

We initially intended to conduct a pilot project at a suitable location, which we found in the town of Natakhtari in Georgia. With the help of a potential joint venture partner, we had conducted soil analysis and designed a plan to grow vegetables on the 75 hectare plot. Unfortunately, our negotiations with the local joint venture partner did not yield a final agreement, and we missed the 2008 growing season. We have had no contact with our potential joint venture partner since that time, and we are not currently considering them as a potential joint venture partner for our Pilot Project.

In August 2008, there was a brief war between Russia and Georgia, and as a result, we put our business operations on hold. When the hostilities ended, the global economic environment was unfavorable, and we therefore decided not to try to pursue financing in order to start the pilot project in the 2009 growing season. Conditions have now improved, and we believe we can re-enter the market, find a viable local joint venture partner and pursue financing from private sources and government sponsored institutions for our pilot project. Unfortunately, we have already missed the 2010 growing season. We hope to raise funding over the course of the next year and commence operations in the 2011 growing season.

We do not currently have sufficient capital to operate our business, and we will require additional funding in the future to sustain our operations. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business. We hope to raise money through further equity issuances and through investment by government-sponsored agencies such as Small Enterprise Assistance Funds (SEAF), the Overseas Private Investment Corporation (OPIC), or the International Finance Corporation of the World Bank, through government grants and through other financing. There is no assurance that we will ever be able to raise financing.

In April 2008, while we were negotiating with a potential joint venturer in Georgia, we met with the SEAF office in Tblisi, Georgia in order to interest SEAF in the Pilot Project. After the meeting we submitted our business plan for their review. When the negotiations with the joint venturer did not reach a conclusion, we abandoned the negotiations with SEAF.

At about the same time, we contacted OPIC. Generally, to be eligible for OPIC financing, a U.S. small business must own at least 25 percent of the equity in the project, although other significant involvement in the project by U.S. small businesses will be considered for purposes of eligibility determination. In the event that we are eligible for OPIC financing, we may approach OPIC to ask it to fund us.

Our offices are currently located at 9 Hayarden Street, Moshav Yashresh, D.N. Emek Sorek, Israel. 76838. Our telephone number is 011-972-54-996-2967. We currently do not have a website.

Industry Background

Because of its favorable climate and geographical position, agriculture has always been an important economic activity in the Caucasus area. In 2006 the agriculture sector contributed 11.3% of Georgia's GDP (Source - http://www.adb.org/Documents/CPSs/GEO/2008/IOS-GEO-2008-2009.pdf) . The main agricultural products are tea, citrus fruits, tobacco, wine grapes and rice. Domestic investments in this sector are low, but the sector is supported by foreign investments, especially from the EU. Agricultural products from the region have significant export potential to the CIS countries, Japan and Europe. (Source: http://www.eepc.gov.eg/fita/agriculture_88.html).

In preparation for our planned commencement of operations in early 2008, our President, Itzhak Ayalon, traveled to Georgia, where he conducted a market study of the Georgian vegetable market. Much of the study consisted of personal interviews with people who work in agriculture in Georgia and the remainder consisted of research into vegetable consumption patterns conducted by our potential joint venture partner at the time, and by the Agro-business Bank of Georgia, the Food and Agriculture Organization of the United Nations, and Geomar International. The study has not been published, but has been used by our company as a basis for planning. Where no other source is given for facts and figures relating to the Georgian vegetable market, their source is Mr. Ayalon’s study.

In 2008, the global fruit and vegetable market was valued at $642.4 billion. In 2013, the global fruit and vegetables market is forecast to have a value of $846.7 billion, an increase of 31.8% since 2008 (Source: http://www.bharatbook.com/detail.asp?id=130118&rt=Fruit-Vegetables-Global-Industry-Guide.html)

Our Know-How

We intend to bring Western know-how and precision farming techniques to our Georgian operations. Precision farming is based on proper soil analysis, proper seed choice, and the use of precise amounts of fertilizer, herbicides and pesticides.   The use of drip irrigation plays an important role in precision farming by enabling the delivery of exact amounts of water and fertilizer. Additionally, the proper timing of planting, harvesting, fertilizer and pest control are all part of what is known as "precision farming techniques."We believe that the know-how that Mr. Ayalon, our President has accumulated over the years will assist us in producing high quality vegetables that will be able to enter the market at the time of year when imported produce is required by the Georgian market. Our President's farming knowledge includes the know-how and accumulated experience of many years of growing crops under adverse conditions.

Precision farming techniques are ordinary farming practices used in the West. These techniques are not commonly used in Georgia. Precision farming helps improve crop yields, because it is a scientific method that treats each crop individually. For example, by conducting soil analysis, we should be able to determine the correct amount of fertilizer and the correct chemical composition of that fertilizer for any given crop’s development. This will also have the advantage of minimizing nitrogen run-off so that our use of fertilizer will not harm the soil or the environment. We anticipate that using precision farming techniques will decrease the inputs that we will use while increasing our crops’ output and giving us a more efficient farming operation.

The Product

There is a potential niche in the local market in Georgia for competing with imported potatoes, garlic, onions, peppers and tomatoes by producing a locally-grown, high-quality, price competitive product. We believe that by using our Western agricultural practices, we can better service the local market. We also believe that we can compete with small local operations by producing a higher quality product than they produce.

In order to mitigate risk and achieve the highest returns on our investments we have chosen to start our Pilot Project with onions, potatoes and garlic. We are also considering substituting wheat on part of our Pilot Project in the event that we do not have sufficient funding to use precision farming techniques on the entire Pilot Project. We have chosen to grow onions, potatoes and garlic in our Pilot Project, because they are less perishable than other vegetables, and therefore we hope to be able to store them relatively cheaply. Onions and garlic require a dry storage facility, while potatoes require a slightly cooled environment. We hope that choosing these crops will enable us to bring the produce to market when there is limited “local” produce available so that we will be competing with higher-priced imported produce and we will be able to charge a higher price for our products.

Because vegetables are a relatively inexpensive staple, there is significant demand for vegetables in the Georgian market. Because there has been limited investment in the primary growing industry in Georgia, there is a shortage of local supply of fresh produce at different times of the year. When there is local product available, prices tend to be at their lowest. Most vegetables come to market between April and October when the weather allows. We would attempt to bring our vegetables to market during times of the year where there is limited local supply. We plan to store our produce until we are able to charge a higher price for our produce than other local growers. We believe that we can price our produce competitively with imported produce, but above the price of in season locally grown produce, enabling us to sell our vegetables at a profit. Because of our operational and farming costs, which will include a farm manager, an agronomist, irrigation and high-quality seed costs, we do not believe that we can price our vegetables below the prices of locally grown Georgian produce.

We have chosen to grow potatoes, garlic and onions in our Pilot Project.  The approximate cost of growing each of these products per hectare is:  Garlic $15,460, Potatoes $7,995, and Onions $6,715 (all figures include irrigation costs). As noted above, we are considering substituting wheat for one or more of the other crops on part of the Pilot Project area in the event that we do not have sufficient funding to grow higher value crops on the entire Pilot Project area. Like corn and soy, wheat is a rain fed crop. Rain-fed crops are significantly cheaper to plant than the “value” vegetable crops. We may use up to 50% of the Pilot Project area to grow wheat. Growing wheat costs approximately $400 per hectare. We do not have a formula for determining for which crop(s) wheat would be substituted.

At present, the annual wheat production in Georgia is small. In 2006, 70,000 tons of wheat were grown in Georgia, while 798,000 tons were imported. Georgia’s outdated material and technical bases, and its lack of resources to fund farmers and modernize equipment, do not allow large-scale wheat production and therefore most wheat is currently imported. Some of the production described above is used as food for cattle and poultry, and not for direct human consumption. (Source: http://www.investingeorgia.org/sectors/agriculture/).

Principle Markets and Marketing Strategy

We are focused on using Western agricultural know-how and precision farming techniques to grow vegetables and other crops, initially on a 30-hectare plot in the former Soviet Republic of Georgia, our Pilot Project.

The Pilot Project’s main focus is to prove our ability to produce vegetables for the local market. In early 2008, we began to analyze lands for our Pilot Project. We found a suitable location by conducting several soil analyses and having our President tour the area to verify that crops such as potatoes, onions, garlic and wheat are potential candidates for cultivation in the chosen plot. We will have to locate new plots of land for lease or purchase for our Pilot Project. Based upon Mr. Ayalon’s investigations in Georgia, we anticipate that the cost of purchasing land will be between $300 to $1,000 per hectare, while the cost of leasing land is approximatly $60 to $200 per hectare per growing season. Among other things, the price of land depends on how recently it has been farmed (if ever), with land that has been farmed more recently commanding a higher price, the location of the plot, with proximity to roads being an important factor, and the historical rainfall and weather conditions of the area in which the land is located. Georgia’s growing season is relatively short, and it is only possible to have one crop per year in most parts of the country.

We are undertaking the Pilot Project as a test project, which will allow us to better understand the workings of the Georgian fresh produce industry. Most growers of vegetables in Georgia are private/home and very small farming operations. Because there has been limited investment in large scale farming in Georgia, there is a lack of local supply of fresh produce at different times of the year, causing prices to jump considerably when imports have to fill the gap.

Because of our President’s expertise, we believe that we can achieve a higher than average yield per hectare and produce a better quality vegetable. We then believe that we can store that vegetable until a time of the year when there is only limited local supply available. If we are correct, we should be able to command a higher price for our produce by competing with imports.

We hope that the Pilot Project will generate profits and give us operational farming experience in Georgia. If we are successful, we hope to acquire or lease larger land tracts to develop a wider range of agricultural products as may be dictated by market demand.

We intend to locate a local Joint Venture partner who will co-invest with us in our farming operations in Georgia, who will assist us in locating suitable land, and who will be responsible to locate distributors or buyers for our produce. We hope to find a joint venture partner who is currently not a primary grower of foods who can offer us added value in our operations in Georgia.  In the event that we do not find a suitable joint venture partner we believe that we are capable of implementing the project on our own.

Our President, Mr. Ayalon, who has set up turnkey farming projects in several other countries, will travel to Georgia as soon as there is funding available to attempt to find a joint venturer. In the event that Mr. Ayalon is not successful in finding a joint venturer, he will attempt to hire a local farm manager and an agronomist on his own. We believe that we can locate people to fill these positions through advertisements in local newspapers or through some of Mr. Ayalon's already existing contacts in Georgia.

It should be noted that during our previous attempt to undertake the project in 2008, Mr. Ayalon visited Georgia several times and it was on these trips that he met with different farming professionals including an agronomist and a farm manager.  In addtion, Mr. Ayalon located a potential joint venture partner with whom we did not finalize an agreement. We have had no contact with that potential joint venture partner since 2008, and we are not currently considering that person as a potential partner for  our Pilot Project.  An ideal joint venture partner for us would be a reputable Georgian business man/woman who does not need to have any experience in agriculture.  We would look for our partner to invest monies in the pilot project and would be prepared to offer him to invest up to 49% of the required funds in exchange for a similar profit split.  As we are foreigners in Georgia, having a joint venture partner would allow us to focus on the farming initiative and our partner would assist us in negotiations with suppliers, employees, machine rental and other tasks fit for someone with local experience.

Assuming that there is funding available, we believe that during the next 12 months, we can find, a joint venture partner or a qualified farm manager and agronomist, and a suitable plot of land, and thereafter implement our Pilot Project. During that time, we may also apply for the funding discussed under "Description of Business."

If the Pilot Project is successful, we hope to raise additional funds to execute a 400 hectare project, on which we consider growing a mix of fruits and vegetables. We cannot undertake the 400-hectare project at this time because we have neither the financing nor the experience to do so. We hope that once we have successfully executed the Pilot Project, we will be in a better position to move on to the larger project. We cannot guarantee that we will ever succeed in executing the Pilot Project or this larger project.

Our model makes the following assumptions that may not be correct:

•	Continued increase in local market demand for agricultural produce.
•	Continued increases in world market prices for agricultural produce, which prices are prevalent in the Georgian local market.
•	Our products will enjoy market acceptance by being superior in quality to their counterparts.
•	Our production capacity will increase and achieve the higher yield per hectare that we have projected.
•	We will be able to bring product to market at a time when prices are comparable to import prices.
•	Adverse weather conditions will not ruin our produce.
•	Pests and disease will not ruin our produce.

Why Georgia?

We chose to locate the Pilot Project in Georgia because the local vegetable farming market is not meeting the local population’s demand. Historically, Georgia produced large quantities of fruits and vegetables for the former countries of the Soviet Union, but since the Soviet Union’s collapse, agriculture has been under-funded. While land in Georgia is relatively cheap, the agricultural sector, including the food industry, is of extreme importance to Georgia’s economy. Therefore, improvements to agriculture have a direct effect on the lives of the majority of common Georgian people.

In the first half of 2007, agriculture accounted for 12.4% of Georgia’s total GDP (Source: http://en.wikipedia.org/wiki/Economy_of_Georgia_%28country%29).

Because of its favorable climate and geographical position, agriculture has always been an important economic activity in the Caucasus area. The main agricultural products in the area are tea, citrus fruits, tobacco, wine grapes and rice. Domestic investments in this sector are low, but the sector is supported by foreign investments, especially from the EU. Agricultural products from the region have significant export potential to the CIS countries, Japan and Europe (Source: http://www.eepc.gov.eg/fita/agriculture_88.html)

The global fruit and vegetables market grew by 6.2% in 2008 to reach a value of $642.4 billion. In 2013, the global fruit and vegetables market is forecast to have a value of $846.7 billion, an increase of 31.8% since 2008 (S ource: http://www.bharatbook.com/detail.asp?id=130118&rt=Fruit-Vegetables-Global-Industry-Guide.html)

Georgia has been a member of the World Trade Organization since 2000, and has been granted GSP status by the EU, the USA, Japan, Canada, Switzerland and Turkey. (Source: http://usa.mfa.gov.ge/index.php?lang_id=ENG&sec_id=19)

If global warming changes the climate in the Republic of Georgia, it could have a significant effect on the way in which we do business in Georgia. At the present time, we believe that whether global warming is occurring is speculative, and therefore we cannot quantify any impact that it might have on us in the future.

At present, there is no legislation pending in Georgia regarding measuring our carbon footprint or limiting our carbon output. If such legislation were passed in the future, it could have a material impact on our business, the nature of which is impossible to predict at this time.

Competition

We will be competing against small farming operations in the locally produced vegetable market. During the winter months, when we take our produce out of storage, we will be competing against imported produce from Turkey and other countries.  There are a limited number of growers in Georgia that are capable of using the Western farming techniques and precision farming methods that we plan to implement.  On the other hand, if we do not succeed in producing a better yield per hectare than the small farming operations, and in timing our product's arrival to market so that we compete with imported produce, it will materially and adversely affect our results of operations.

Distribution

We hope to locate a distributor that will supply our produce to local retailers and local wholesalers who will purchase our produce. In the event we do not locate a distributor we will attempt to sell directly to the supermarket chains and directly to local wholesalers. If we are successful in selling directly to customers, we will need to hire an outside delivery company to deliver our goods or to lease a vehicle that is capable of carrying our produce.

Employees

We presently have no employees. All functions, including development, strategy, negotiations and clerical functions are currently being provided by our executive officers on a voluntary basis.

DESCRIPTION OF PROPERTY

The Company uses the office space of our President at no charge on a month to month basis. The Company has not paid any rent since incorporation, and anticipates that it will have to pay such rent out of the proceeds of any financing. The Company’s office is currently located in Israel, but we do not intend to carry on any operations in Israel and are not subject to the risks of doing business in that country. Once the Company starts its farming operations in Georgia, we intend to move our headquarters to Georgia.

The Company believes that it can purchase a tract of land in the Republic of Georgia that can be used for the Pilot Project for between $300 and $1,000 per hectare, and that it can lease such a tract of land for $60 to $200 per hectare per growing season. Land costs depend upon how recently the land has been farmed, with land that has been farmed recently commanding a higher price, and upon the land’s proximity to local transportation. In 2008, we found a plot of land in the town of Nakhtahari, which we believe that we could have used for the Pilot Project. We anticipate that Mr. Ayalon will travel to Georgia to locate a suitable plot of land when the Company’s funding allows him to do so.  We intend to either lease or purchase a 30-hectare plot of land.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

As of the year ended December 31, 2009, we had no revenues, similar to the year ended December 31, 2008 in which we also had no revenues.  Expenses decreased from $130,830 in the year ended December 31, 2008 to $19,294 in the year ended December 31, 2009. This decrease was a result of a reduction of funds available for operations.

For the year ended December 31, 2009, we incurred a net loss of $19,294, as compared to a net loss of $130,830 in the year ended December 31, 2008.  The decrease in losses resulted from a reduction of all expenses. Our cumulative net loss during the period from November 21, 2007 (inception) through December 31, 2009 was $150,124.

Liquidity and Capital Resources

As the growing season begins in March, we will miss the 2010 growing season; we anticipate planting our Pilot Project in March 2011. Hence, 2010 will be devoted to planning, to locating a joint venture partner, a suitable plot of land, an agronomist, and a farm manager and to raising the necessary funding to implement our Pilot Project. We estimate that we will require approximately $67,200 for the next 12 months of operations.  We do not have sufficient resources to effectuate our current business plan. As of March 21 , 2010, we had $4,358 available in cash. Assuming that we lease land rather than buying it, expect to incur a minimum of $67,200 in expenses during the next 12 months of operations, including the following expenses:

Legal and Accounting Fees	$30,000
Advertising	$2,000
Consulting Fees	$10,000
Soil Analysis	$2,000
Travel Expenses	$20,000
1/3 Land Lease	$1,200
Land Preparations	$2,000
Total	$67,200

Additionally, $10,000 will be needed for general working capital.

Accordingly, we will have to raise the funds to pay for these expenses. We hope to obtain funding by locating an appropriate joint venture partner. If we are unable to locate a joint venture partner, we may have to borrow money from our officers, issue debt or equity securities or obtain government funding. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Unless we are able to make arrangements to raise additional funds, our inability to raise funds will have a severe negative impact on our ability to remain a viable company.

Plan of Operation

We intend to locate a local, joint venture partner to co-invest with us in our pilot project on a 30-hectare plot of land. If we do not locate a joint local, joint venture partner but do raise funds, we will execute the Pilot Project on our own. Our President, Mr. Ayalon, has the experience of setting up farming operations in foreign countries and is capable of hiring local staff and managing them for our farming operations.

Since the growing season starts in March in most regions of Georgia, we will miss the 2010 growing season.  Hence, 2010 will be dedicated to building our infrastructure and locating the financing we require for our Pilot Project.

We intend advertise in local newspapers in Georgia in order to attract a possible local, joint venture partner.  If we do not locate a local, joint venture partner, we intend to advertise in the local newspapers for a qualified farm manager and agronomist for our operations. As soon as funding is available, Mr. Ayalon will travel to Georgia to meet with potential joint venture partners, and if necessary, to interview potential applicants for the agronomist and farm manager positions. Mr. Ayalon will also scout several plots of land for leasing for our Pilot Project. If we do not raise funding privately, we may re-approach the Small Enterprise Assistance Funds (SEAF) and approach the Overseas Private Investment Corporation (OPIC) and the IFC.

We intend to begin our Pilot Project operation in March 2011.  As such we will finalize the plot of land for our Pilot Project and, assuming that we lease land rather than buying it, we anticipate that we will make a 1/3 payment on the land lease costs within the next 12 months.  Towards the end of the first quarter of 2011, we will begin soil preparation and will have located a local office for our operations in Georgia.

In March 2011 we hope we will begin our Pilot Project on the 30 Hectare plot we intend to lease or purchase.

The Pilot Project will have production cost of $236,860 and operational costs of $88,200 as illustrated below.

Production Costs 2011

# of Hectares	Crop	Cost Per Hectare	Total Costs
14	Potato	$7,995	$111,930
14	Onion	$6,715	$94,010
2	Garlic	$15,460	$30,920
	Total		$236,860

Operational Costs 2011-2012

Farm Manager	$9,600
Agronomist	$6,600
4X4 Vehicle	$12,000
Land Lease	$3,600
Drivers	$10,000
Labor	$39,200
Guard	$7,200
Contingent Delivery Vehicle Cost	$6,000
Miscellaneous	$10,000
Total Farm Costs	$104,200

We intend to begin our Pilot Project in March 2011 and to bring our vegetables to market between October 2011- January 2012 when the local market relies on imported produce and when the price of the vegetables are at their highest.

We must take advantage of new demand

Local Georgian growers do not supply the local market with enough produce on a year-round basis. Therefore, large quantities of produce are imported from Turkey at different times of the year. We believe that Georgians would prefer to purchase local produce instead of imported produce if the local produce’s price is not more than the imported produce. Since we plan to bring our crops to market at the beginning and at the end of the growing season, we believe that we will be competing mostly with Turkish imports and not with locally produced Georgian produce. This should enable us to charge higher prices than would otherwise be the case.

Georgia is located on the shores of the Black Sea. If we ever wish to expand and sell produce to non-Georgian markets, we will have access to shipping routes from Georgia that will allow us to transport our produce in a cost effective manner, which will keep our market prices competitive.

Additional Equity Raises

On January 31, 2008, Mr. Itzhak Ayalon, our President, Chief Executive Officer, Treasurer and Director purchased 5,000,000 shares of our common stock for $100,000 in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S. We have used those monies to pay for start-up costs and for some of the expenses of this Offering.

On August 4, 2008, we raised $41,000 by selling 1,640,000 shares of our common stock to 41 investors in a series of transactions that were exempt from registration pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. We have used those monies to pay for start-up costs and for some of the expenses of this Offering.

Despite this, we still do not have sufficient resources to effectuate our business. As of March 21 , 2010 we had approximately $4,358 in cash. As noted above, we expect to incur a minimum of $67,200 in expenses during the next twelve months of operations.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position
Itzhak Ayalon	59	President, CEO, Treasurer and Director
Nahman Morgenstern	30	Secretary and Director

Mr. Ayalon is a career agri-economist and top tier manager in the agricultural/farming field. Mr. Ayalon was Director General of the Jerusalem Botanical Gardens in Jerusalem, Israel between 1996-2006, where he was responsible for all aspects of running the facility, including financial management, project development and training. Mr. Ayalon has set up turn-key farms in several countries, including Angola (2008-2009), Ethiopia (2006-2007), Uzbekistan (1997-1998), Argentina (1995-1998), China (1995), and Morocco (1992-1995). Mr. Ayalon holds a BA in Agriculture Economics (1993) and an MBA in Business Administration (1997) from New Mexico University.  Since January 31, 2008, Mr. Ayalon has served as our President, CEO, Treasurer and Director.

Nahman Morgenstern studied at the Or Jerusalem vocational school, and has been a manager of Dfus Chorev Printers in Jerusalem, Israel since January 2000. Mr. Morgenstern manages 70-100 special needs employees at any given time, who work as part of the printing facility’s “occupational therapy program.” The department collates printed materials, stuffs envelopes, and handles packing and shipping and other responsibilities.  Since February 4. 2008, Mr. Morgenstern has served as our Secretary and Director.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries, or has a material interest adverse to the Company or to any of its subsidiaries.

Each director of the Company serves for a term of one year or until his successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Each of Mr. Ayalon and Mr. Morgenstern currently devotes five to ten hours per week to our operations (about 15-25% of his time). Once our operations commence, we anticipate that Mr. Ayalon will devote whole days and even multiple days at a stretch when required. Once our operations commence, we expect that Mr. Ayalon will devote approximately 30 hours per week (approximately 75% of his time) to our operations on a regular basis.

Auditors; Code of Ethics; Financial Expert

Our principal registered independent accountant is Alan Weinberg, CPA.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, who are also our officers. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION

Since our incorporation on November 21, 2007, we have not paid any compensation to our Directors or officers, except for the issuance of 400,000 shares to our Secretary and Director, Nahman Morgenstern, on February 4, 2008, in consideration of services rendered in introducing Mr. Ayalon to business people in Georgia and to Israeli farming experts who were familiar with Georgian farming. These experts gave advice to Mr. Ayalon without being compensated.

On January 31, 2008, Mr. Itzhak Ayalon, our President, Chief Executive Officer, Treasurer and Director purchased 5,000,000 shares of our common stock for $100,000. The officers and directors of our Company do not intend to receive cash remuneration or salaries for their efforts unless and until our business operations are successful, at which time salaries and other remuneration will be established by the Board of Directors, as appropriate.

We have no employment agreements with any of our directors or executive officers.

During the fiscal years ended December 31, 2008, and December 31, 2009, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them held unexercised stock options as of December 31, 2008 or December 31, 2009. We have no long-term incentive plans.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2009 for services rendered to our Company in all capacities by our principal executive officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Itzhak Ayalon(1)	2009	0	0	0	0	0	0	0	0

(1) Itzhak Ayalon has been our President, Chief Executive Officer, Treasurer and Director since January 31, 2008.

Outstanding Equity Awards

As of December 31, 2008 and December 31, 2009, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

No compensation was paid to our directors during the years ending December 31, 2008 or December 31, 2009.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2009 to our directors.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Itzhak Ayalon	0	0	0	0	0	0	0
Nahman Morgenstern	0	8,000	0	0	0	0	8,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of March 18 , 2010, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 7,040,000 shares of our common stock issued and outstanding as of March 18 , 2010. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Enter Corp., 9 Hayarden Street, Moshav Yashresh, D.N. Emek Sorek, Israel, 76838.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Itzhak Ayalon (1)	Common	5,000,000	71.0%
Nahman Morgenstern (2)	Common	400,000	5.7%
Directors and Officers as a Group (2 persons)	Common	5,400,000	76.7%

(1)  Our President, Chief Executive Officer, Treasurer and Director
(2)  Our Secretary and Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 31, 2008, we issued 5,000,000 shares of our common stock to Itzhak Ayalon, our President, CEO, Treasurer and director at that time, in consideration of $100,000.

On February 4, 2008 we issued 400,000 shares of our common stock to Nahman Natan Morgenstern our Secretary and Director in consideration of services rendered, which were determined by our Board of Directors to have a value of $8,000.

The shares that were issued to each of Mr. Ayalon and Mr. Morgenstern were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of March 18 , 2010 by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling stockholders in a private placement made between March through August 2008 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act. None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of our predecessors or affiliates.

The percentages below are calculated based on 7,040,000 shares of our common stock issued and outstanding as of March 18 , 2010. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security		Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
Last Name	First Name			# of Shares	% of Class
Ahunzjanovs	Arturs	40,000	40,000	0	0
Amit	Zvi	40,000	40,000	0	0
Bender	Ahron	40,000	40,000	0	0
Berdnika	Nadezda	40,000	40,000	0	0
Berzina	Adele	40,000	40,000	0	0
Briska	Maris	40,000	40,000	0	0
Brown	Naftali	40,000	40,000	0	0
Cirtauts	Juris	40,000	40,000	0	0
Doitsh	Chaim	40,000	40,000	0	0
Eversa	Linda	40,000	40,000	0	0
Faig	Asher	40,000	40,000	0	0
Faig	Moshe	40,000	40,000	0	0
Fridman	Yakov	40,000	40,000	0	0
Friind	Bzalel	40,000	40,000	0	0
Gelbstin	Zaev	40,000	40,000	0	0
Gerner	Yosef	40,000	40,000	0	0
Jacobwitz	Yakov	40,000	40,000	0	0
Jakobovitz	Moshe	40,000	40,000	0	0
Kiper	Binimyn	40,000	40,000	0	0
Kiper	Rivka	40,000	40,000	0	0
Labin	Yakov	40,000	40,000	0	0
Lace	Kristine	40,000	40,000	0	0
Lelis	Janis	40,000	40,000	0	0
Losja	Karina	40,000	40,000	0	0
Marimonovs	Aleksejs	40,000	40,000	0	0
Marsenuks	Vitalijs	40,000	40,000	0	0
Moshkovitz	Eli	40,000	40,000	0	0
Oronzik	Shimon	40,000	40,000	0	0
Privalovs	Vitalijs	40,000	40,000	0	0
Putna	Eva	40,000	40,000	0	0
Rusanovs	Juris	40,000	40,000	0	0
Shenk	Moshe	40,000	40,000	0	0
Solovjova	Olga	40,000	40,000	0	0
Vevere	Antra	40,000	40,000	0	0
Wasserman	Avraham	40,000	40,000	0	0
Weisz	Yizchak	40,000	40,000	0	0
Winbager	Shmual	40,000	40,000	0	0
Wingut	Naftali	40,000	40,000	0	0
Zarins	Romans	80,000	80,000	0	0
Zur	David	40,000	40,000	0	0
Total		1,640,000	1,640,000	0	0

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period.

(2) Based on 7,040,000 shares of common stock issued and outstanding as of March 18 , 2010.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling stockholders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$4,000.00
SEC registration fee	$2.92
Legal fees and other expenses	$15,000.00
Total	$19,002.29

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 1,640,000 common shares on behalf of the selling stockholders.

There is no current market for our shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our common stock quoted on the OTC Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the National Association of Securities Dealers. The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The selling stockholders may sell some or all of their shares at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling stockholders must be made at the fixed price of $0.025 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	Ordinary broker transactions, which may include long or short sales,
•	Transactions involving cross or block trades on any securities exchange or market where our common stock is trading,
•	Purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or
•	Any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in such transactions in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $19,002.29.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of March 18 , 2010 there were 7,040,000 shares of common stock issued and outstanding, which were held by 43 stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 7,040,000 shares are issued and outstanding as of March 18 , 2010. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are not currently authorized to issue any shares of preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

LEGAL MATTERS

Carl M. Sherer, Esq. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Alan Weinberg, CPA, an independent registered public accountant, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND DECEMBER 31, 2008

Report of Registered Independent Auditors	F-2

Financial Statements-

Balance Sheets as of December 31, 2009 and 2008	F-3

Statements of Operations for the Periods Ended
December 31, 2009 and 2008, and Cumulative from Inception	F-4

Statement of Stockholders’ Equity for the Period from Inception
Through December 31, 2009	F-5

Statements of Cash Flows for the Periods Ended December 31, 2009 and 2008,
and Cumulative from Inception	F-6

Notes to Financial Statements	F-7

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Enter Corp.:

We have audited the accompanying balance sheets of Enter Corp. (a Delaware corporation in the development stage) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for years ended December 31, 2009 and 2008, and from inception (November 21, 2007) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enter Corp. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, and from inception (November 21, 2007) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of December 31, 2009, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Alan Weinberg CPA

Alan Weinberg, CPA
Baltimore, Maryland
January 28, 2010

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$7,075	$18,170
Total current assets	7,075	18,170

Total Assets	$7,075	$18,170

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$7,915	$-
Due to shareholders	284	-

Total current liabilities	8,199	-

Total liabilities	8,199	-

Commitments and Contingencies	-	-

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 7,040,000 shares issued and outstanding	704	704
Additional paid-in capital	148,296	148,296
(Deficit) accumulated during development stage	(150,124)	(130,830)

Total stockholders' equity (deficit)	(1,124)	18,170

Total Liabilities and Stockholders' Equity	$7,075	$18,170

The accompanying notes to financial statements are
an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008, AND
CUMULATIVE FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH DECEMBER 31, 2009

	Year Ended	Year Ended	Cumulative
	December 31,	December 31,	From
	2009	2008	Inception

Revenues	$-	$-	$-

Expenses:
General and administrative-

Professional fees	17,284	31,840	49,124
Consulting fees	-	67,627	67,627
Officers' Compensation paid by issued shares	-	8,000	8,000
Travel expenses	-	19,791	19,791
Filing Fees	1,865	-	1,865
Organization Costs	-	765	765
Other	145	2,807	2,952

Total general and administrative expenses	19,294	130,830	150,124
			-
(Loss) from Operations	(19,294)	(130,830)	(150,124)

Other Income (Expense)	-	-	-

Provision for income taxes	-	-	-

Net (Loss)	$(19,294)	$(130,830)	$(150,124)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)	$(0.02)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	7,040,000	5,616,767

The accompanying notes to financial statements are
an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH DECEMBER 31, 2009

				(Deficit)
				Accumulated
			Additional	During the
	Common stock		Paid-in	Development
Description	Shares	Amount	Capital	Stage	Totals

Balance - at inception	-	$-	$-	$-	$-

Common stock issued for cash	5,000,000	500	99,500	-	100,000

Common stock issued for cash	1,640,000	164	40,836	-	41,000

Common stock issued for services	400,000	40	7,960	-	8,000

Net (loss) for the period	-	-	-	(130,830)	(130,830)

Balance - December 31, 2008	7,040,000	$704	$148,296	$(130,830)	$18,170

Net (loss) for the period	-	-	-	(19,294)	(19,294)

Balance -December 31, 2009	7,040,000	$704	$148,296	$(150,124)	$(1,124)

The accompanying notes to financial statements are
an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2008, AND
CUMULATIVE FROM INCEPTION (NOVEMBER 21, 2007)
THROUGH DECEMBER 31, 2009

	Year Ended	Year Ended	Cumulative
	December 31,	December 31,	From
	2009	2008	Inception

Operating Activities:
Net (loss)	$(19,294)	$(130,830)	$(150,124)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Common stock issued for officers' compensation	-	8,000	8,000
Changes in net assets and liabilities-
Accounts payable and accrued liabilities	8,199	-	8,199

Net Cash Used in Operating Activities	(11,095)	(122,830)	(133,925)

Investing Activities:
Cash provided by investing activities	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Issuance of common stock for cash	-	141,000	141,000

Net Cash Provided by Financing Activities	-	141,000	141,000

Net (Decrease) Increase in Cash	$(11,095)	18,170	7,075

Cash - Beginning of Period	18,170	-	-

Cash - End of Period	$7,075	$18,170	$7,075

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

ENTER CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND DECEMBER 31, 2008

1.  Summary of Significant Accounting Policies

Basis of Presentation and Organization

Enter Corp. (the “Company”) is in the development stage, and has limited operations. The Company was incorporated under the laws of the State of Delaware on November 21, 2007 and began activity in 2008. The proposed business plan of the Company is to use innovative agricultural technology and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended December 31, 2009.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2009 and December 31, 2008, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Concentration of Risk

As of December 31, 2009 and December 31, 2008, the Company maintained its cash account at one commercial bank. The balance in the account was subject to FDIC coverage.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2009 and December 31, 2008, and expenses for the period ended December 31, 2009 and December 31, 2008, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2.  Development Stage Activities and Going Concern

The Company is currently in the development stage, and has not commenced operations. The business plan of the Company is to use innovative agricultural technology and know-how to grow vegetables and other crops, initially in the former Soviet Republic of Georgia, and later in other selected locations.

During the period ended December 31, 2008, the Company offered a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $41,000 through the issuance of 1,640,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of December 31, 2008, the Company raised $41,000 in proceeds with the issuance of 1,640,000 shares of its common stock.

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 1,640,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2009 the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.  Common Stock

On January 31, 2008, pursuant to the terms of a subscription agreement, the Company sold 5,000,000 shares of common stock to the president and director of the Company, for cash payment of $100,000.

On February 4, 2008, the Company issued 400,000 shares of common stock, valued at $8,000 to an officer of the Company for services rendered.

On March 3, 2008, the Company began a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $41,000 through the issuance of 1,640,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of December 31, 2008, the Company had received $41,000 in proceeds from the PPO.

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 1,640,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

4.  Income Taxes

The provision (benefit) for income taxes for the period ended December 31, 2009 and 2008, was as follows (assuming a 23% effective tax rate):

	2009	2008

Current Tax Provision:
Federal-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$4,438	$30,091
Change in valuation allowance	(4,438)	(30,091)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of December 31, 2009 and 2008, as follows:

	2009	2008

Loss carryforwards	$34,529	$(30,091)
Less - Valuation allowance	(34,529)	30,091

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the periods ended December 31, 2009 and 2008 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2009, the Company had approximately $ 150,124 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire by the year 2029.

5.   Related Party Loans and Transactions

As of December 31, 2009, the Company owed $284 to Directors, officers, and principal stockholders of the Company for working capital loans. These loans are without interest and are due on demand.

On January 31, 2008, pursuant to the terms of a subscription agreement, the Company sold 5,000,000 shares of common stock to the Company's president and director, for cash payment of $100,000.

On February 4, 2008, the Company issued 400,000 shares of common stock, valued at $8,000 to an officer of the Company for services rendered.

6.  Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), codified in FASB ASC 820-10-65, which provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company's results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165") codified in FASB ASC 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB ASC 855-10-05 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. FASB ASC 855-10-05 is effective for interim and annual periods ending after June 15, 2009. FASB ASC 855-10-05 requires that public entities evaluate subsequent events through the date that the financial statements are issued.

In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 166"), codified as FASB ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. FASB ASC 860 eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets and requires additional disclosures. FASB ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 860 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"), codified as FASB ASC 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FASB ASC 810-10 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. FASB ASC 810-10 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. FASB ASC 810-10 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FASB ASC 810-10 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 810-10 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, we have updated references to GAAP in our financial statements. The adoption of FASB ASC 105 did not impact the Company's financial position or results of operations.

7. Subsequent events

The Company evaluated events occurring between the balance sheet date and January 28, 2010, the date the financial statements were issued, and there were no significant events.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V of our bylaws and Article VI of our certificate of incorporation provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$2.92
Legal fees and miscellaneous expenses (1)	$15,000
Accounting fees and expenses (1)	$4,000
Total (1)	$19,002.29

(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On January 31, 2008, we issued 5,000,000 shares of our common stock to Itzhak Ayalon, our President, CEO, Treasurer and Director at that time, in consideration of $100,000.

On February 4, 2008 we issued 400,000 shares of our common stock to Nahman Morgenstern our Secretary and Director in consideration of services rendered, which were determined by our Board of Directors to have a value of $8,000.

The shares that were issued to each of Mr. Ayalon and Mr. Morgenstern were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

In March through August of 2008, we issued 1,640,000 shares of common stock to 41 investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S, the 2008 Private Placement. The aggregate consideration paid for such shares was $41,000. All investors in such private placement were non-US persons (as defined under SEC Regulations). The Company provided all investors in the 2008 Private Placement with a subscription agreement and the shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Certificate of Incorporation of Registrant*
3.2	By-Laws of Registrant*
4.1	Specimen Common Stock certificate*
5.1	Opinion of Carl M. Sherer, Esq. regarding the legality of the securities being registered *
10.1	Form of Regulation S Subscription Agreement*
23.1	Consent of Alan Weinberg, CPA *
23.2	Consent of Carl M. Sherer, Esq. (included in Exhibit 5.1)

* Filed previously

UNDERTAKINGS

Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Emek Sorek, State of Israel, on March 22 , 2010.

ENTER CORP.
(Registrant)

By:	/s/ Itzhak Ayalon
Name: Itzhak Ayalon
Title: President, Chief Executive Officer, Treasurer and Director (Principle Executive, Financial and Accounting Officer).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Itzhak Ayalon
(Signature)

President, Chief Executive Officer,
Treasurer and Director (Principle Executive,
Financial and Accounting Officer).
(Title)

/s/ Nahman Morgenstern
(Signature)

Secretary and Director
(Title)

March 22 , 2010